EXHIBIT 99.1

Synergx Systems has Received Notification of NASDAQ’s
Temporary Suspension of Bid Price Compliance Rule

SYOSSET, New York – October 22, 2008

Synergx Systems Inc. (NASDAQ CM: SYNX) received on October 20, 2008 notification that NASDAQ has suspended for a three-month period, effective October 16, 2008, the enforcement of the rules requiring a minimum $1 closing bid price or a minimum market value of publicly held shares. NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension. NASDAQ has stated that, given the current extraordinary market conditions, this suspension will remain in effect through Friday, January 16, 2009 and will be reinstated on Monday, January 19, 2009.

On April 21, 2008, Synergx Systems Inc. (the “Company”) received a letter (the “Letter”) from NASDAQ notifying the Company that for the last 30 consecutive days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). The Company had been originally been required to regain compliance with the Rule by October 20, 2008.  As a result of the three-month suspension by NASDAQ, the Company now has until January 22, 2009 to regain compliance with the Rule.

If, at any time before January 22, 2009, the bid price of the Company’s common stock closes at $1.00 per share for a minimum of 10 consecutive business days, then NASDAQ will provide the Company with written notification that it has complied with the Rule.  If compliance with the Rule cannot be demonstrated by January 22, 2009, then NASDAQ will decide whether the Company meets NASDAQ’s listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. The Letter states that, if the Company meets these criteria, then the Company will be granted an additional 180 calendar day compliance period. If the Company is not granted an additional 180 calendar period, then NASDAQ will provide written notification that the Company’s securities will be delisted.

Synergx is engaged in the design, manufacture, marketing and service of a variety of data communication products and systems with applications in the fire alarm, life safety, security and communication industries. For further information about Synergx please go to our website at WWW.SYNERGXSYSTEMS.COM

"Safe Harbor"  statement under the Private  Securities  Reform Act of 1995: This release contains forward-looking statements,  which reflect management's current views of future events and  operations.  These  forward-looking  statements  are based on assumptions and external  factors,  including  assumptions  relating to product pricing, competitive market conditions,  financial data, and other risks or  uncertainties  detailed from time to time in the Company's  filings with the Securities and Exchange Commission.  These forward-looking  statements represent the  Company's  judgment  as of the date of this  release and any changes in the assumptions of external factors could produce significantly different results.

Corporate Contact: John Poserina - Chief Financial Officer (516) 433-4700